Dentsply Sirona CFO Jorge Gomez Resigns to Assume CFO Position at Another Public Company CHARLOTTE, N.C., April 11, 2022 (GLOBE NEWSWIRE) -- DENTSPLY SIRONA Inc. (“Dentsply Sirona” or “the Company”) (Nasdaq: XRAY) today announced that Executive Vice President and Chief Financial Officer Jorge Gomez has resigned from the Company, effective May 6, 2022, to assume a CFO position at another public company. The Company is initiating a search process to identify its next CFO. “We thank Jorge for his many contributions since joining Dentsply Sirona in 2019, including strengthening the Finance and IT organizations and enhancing our ESG initiative,” said Dentsply Sirona Chief Executive Officer Don Casey. About Dentsply Sirona Dentsply Sirona is the world’s largest manufacturer of professional dental products and technologies, with a 135-year history of innovation and service to the dental industry and patients worldwide. Dentsply Sirona develops, manufactures, and markets a comprehensive solutions offering including dental and oral health products as well as other consumable medical devices under a strong portfolio of world class brands. As The Dental Solutions Company, Dentsply Sirona’s products provide innovative, high-quality and effective solutions to advance patient care and deliver better, safer and faster dentistry. The Company’s shares of common stock are listed in the United States on Nasdaq under the symbol XRAY. Visit www.dentsplysirona.com for more information about Dentsply Sirona and its products. Contact Information Investors: Andrea Daley VP, Investor Relations +1-704-805-1293 InvestorRelations@dentsplysirona.com Press: Marion Par-Weixlberger VP, Corporate Communications and PR +43 676 848414588 marion.parweixlberger@dentsplysirona.com